Virax Biolabs Group Limited c/o Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay Grand Cayman, KY1-9009 Cayman Islands	D +852 3656 6054
E nathan.powell@ogier.com

30 September 2024

Virax Biolabs Group Limited (the Company)

We have acted as the Cayman Islands counsel to the Company in connection with the filing of the Company’s sticker prospectus supplement dated 30 September 2024 (the Sticker Prospectus Supplement) forming part of the registration statement on Form F-3 (File No. 333-275893) which was initially filed with the Commission on 5 December 2023 and declared effective on 15 December 2023, including all amendments or supplements thereto filed with the United States Securities and Exchange Commission (the Commission) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the Act), (including its exhibits, the Registration Statement).

The Sticker Prospectus Supplement relates to the Company's issuance and sale of up to US$2,879,117 ordinary shares of US$0.001 par value each of the Company (the Offer Shares) through or to H.C. Wainwright & Co., LLC (the Manager) as sales agent and/or principal pursuant to the At-The-Market Offering Agreement dated 22 January 2024 entered into by and between the Company and the Manager (the Agreement).

We have been advised that the Offer Shares may be issued and sold or delivered from time to time as set forth in the Registration Statement and any amendment thereto under Rules 462(b) of the Act and that this opinion is required to be furnished in accordance with Registration Statement. No opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement other than as expressly stated herein with respect to the issue of the Offer Shares. This opinion is given in accordance with the terms of the Legal Matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Agreement. A reference to a Schedule is a reference to a schedule to this

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen's Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Michael Snape Justin Davis	Florence Chan* Lin Han† Cecilia Li** Rachel Huang** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)
the certificate of incorporation of the Company dated 2 September 2021 issued by the Registrar of Companies of the Cayman Islands (the Registrar) and the certificate of incorporation on change of name dated 19 January 2022 issued by the Registrar (the Certificate of Incorporation);
(b)
the third amended and restated memorandum and articles of association of the Company adopted by special resolutions passed on 6 December 2023 and effective on 18 December 2023 (the Memorandum and Articles, respectively);
(c)
a certificate of good standing dated 26 September 2024 (the Good Standing Certificate) issued by the Registrar in respect of the Company;
(d)
the register of directors and officers of the Company as at 26 June 2024 (the Register of Directors);
(e)
the listed register of members of the Company provided to us on 25 September 2024 showing the total issued shares of the Company as at 25 September 2024 as 4,341,956 ordinary shares (the Listed Register of Members, and together with the Register of Directors, the Registers);
(f)
a certificate dated on the date hereof as to certain matters of fact signed by a director of the Company (the Director’s Certificate);
(g)
a copy of the written resolutions of the board of directors of the Company passed on 19 January 2024 and 20 June 2024 (the Board Resolutions);
(h)
the Register of Writs and Other Originating Process maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us 30 September 2024 (the Register of Writs);
(i)
the Agreement;
(j)
the prospectus dated 15 December 2023, included as part of the Registration Statement (the Base Prospectus);
(k)
the prospectus supplement dated 22 January 2024 in the form filed with the Commission pursuant to Rule 424(b) under the Act (such prospectus supplement, the Prospectus Supplement, together with the Base Prospectus and the Sticker Prospectus Supplement, the Prospectus); and

(l)
the Sticker Prospectus Supplement and Registration Statement.

We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Paragraph 1.

Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(m)
all original documents examined by us are authentic and complete;
(n)
all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;
(o)
all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;
(p)
each of the Certificate of Incorporation, the Memorandum and Articles, the Board Resolutions, the Good Standing Certificate, the Registers and the Director’s Certificate is accurate and complete as at the date of this opinion. Without limiting the foregoing, all corporate authorisations in force on the date hereof in respect of the Company will remain in full force on the date of the issuance of any Offer Shares;
(q)
there will be no intervening circumstance relevant to this opinion between the date hereof and the date upon which the Offer Shares are issued.
(r)
there is nothing under any law (other than the laws of the Cayman Islands) that would or might affect the opinions herein;
(s)
all copies of the Registration Statement and the Prospectus are true and correct copies and the Registration Statement and the Prospectus conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement or the Prospectus has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;
(t)
the Board Resolutions remain in full force and effect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the transaction and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Agreement which has not been properly disclosed in the Board Resolutions;
(u)
none of the transactions contemplated by the Documents relate to any partnership interests, shares, voting rights in a Cayman Islands company, limited liability company,

limited liability partnership, foundation company, exempted limited partnership or any other person that may be prescribed in regulations from time to time (a Legal Person) or to the ultimate effective control over the management of a Legal Person (the Relevant Interests) that are subject to a restrictions notice issued pursuant to the Beneficial Ownership Transparency Act (Revised) of the Cayman Islands (a Restrictions Notice);
(v)
neither the directors and shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver or restructuring officer has been appointed over any of the Company’s property or assets;
(a)
the Company will issue the Offer Shares in furtherance of its objects as set out in its Memorandum;
(b)
the form and terms of any and all Offer Shares, the issuance and sale thereof by the Company, and the Company’s incurrence and performance of its obligations thereunder or in respect thereof (including, without limitation, its obligations under any related agreement, indenture or supplement thereto) in accordance with the terms thereof will not violate the memorandum and articles of association of the Company then in effect nor any applicable law, regulation, order or decree in the Cayman Islands;
(c)
no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any Offer Shares and none of the Offer Shares have been offered or issued to residents of the Cayman Islands;
(d)
all necessary corporate action will be taken to authorize and approve any issuance of Offer Shares and the terms of the offering of such Offer Shares thereof and any other related matters and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto;
(e)
the issue of any Offer Shares pursuant to the Agreement would not result in the Company exceeding its authorised share capital; and upon the issue of any Offer Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof and such issuance will be duly registered, and will continue to be registered, in the Company's register of members;
(f)
the capacity, power and authority of all parties other than the Company to enter into and perform their obligations under any and all documents entered into by such parties in connection with the issuance of the Offer Shares, and the due execution and delivery thereof by each party thereto; and
(g)
the Company is, and after the allotment (where applicable) and issuance of any Offer Shares will be, able to pay its liabilities as they fall due.

Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications and the limitations set forth below, we are of the opinion that:

Corporate status

(a)
The Company has been duly incorporated as an exempted company and is validly existing and in good standing with the Registrar.

Authorized Share capital

(b)
The authorized share capital of the Company is US$50,000 divided into 50,000,000 ordinary shares of US$0.001 par value each.

Valid Issuance of Offer Shares

(c)
The Offer Shares to be issued pursuant to the Agreement have been duly authorised board of directors of the Company for issue and when:
(i)
all provisions of the Memorandum and Articles, the Agreement and the Board Resolutions have been satisfied;
(ii)
full payment of consideration as specified in the Agreement (being not be less than the par value per Offer Share) has been received by the Company; and
(iii)
such issuance of Offer Shares have been duly registered in the Company's register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

Limitations and Qualifications
4.1
We offer no opinion:
(a)
as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Agreement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or
(b)
except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents; or

(c)
as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles) entered into by or binding on the Company.
4.2
Under the Companies Act (Revised) (the Companies Act) of the Cayman Islands annual returns in respect of the Company must be filed with the Registrar of Companies in the Cayman Islands, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.
4.3
In good standing means only that as of the date of the Good Standing Certificate the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar of Companies. We have made no enquiries into the Company's good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.
4.4
Our examination of the Register of Writs cannot conclusively reveal whether or not there is:
(a)
any current or pending litigation in the Cayman Islands against the Company; or
(b)
any application for the winding up or dissolution of the Company or the appointment of any liquidator, trustee in bankruptcy or restructuring officer in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.

4.5
In this opinion, the phrase “non-assessable” means, with respect to the Offer Shares in the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Offer Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

Governing law of this opinion
5.1
This opinion is:
(a)
governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)
limited to the matters expressly stated in it; and
(c)
confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.
5.2
Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforcement of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not believe that we are “experts” within the meaning of such term used in the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

This opinion may be used only in connection with the offer and sale of the Offer Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier

Ogier